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                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into by and between CELSION CORPORATION, a Delaware Corporation, which has an address of 10220-L Old Columbia Road, Columbia, MD 21046-1705 ("Celsion"), and Dr. Jacob L Jacobson, Social Security #174-40-160, a consultant, whose address is 99-10 Florence Street, Chestnut Hill, MA 02467("Consultant") on October 1, 2003.

         WHEREAS, Consultant specializes in the field of manufacturing and supply chain management for medical devices with in-depth knowledge of the manufacturing, supply and quality requirements of Boston Scientific Corporation
(BSC).

         WHEREAS, Consultant advises on strategy formulation and implementation, enhancing operational effectiveness, organizational development and management coaching, and provides interim leadership as required.

         WHEREAS, Celsion is transferring the production of its disposable BPH Catheter Kits (Kits) from Catheter Research, Inc. (CRI) to an alternative manufacturer acceptable to its distributor Boston Scientific Corporation.

         WHEREAS, Celsion wishes to ensure that it is able to meet all of Boston Scientific Corporation's supplier requirements and ship Catheter Kits from the new supplier to Boston Scientific Corporation no later than June 25, 2004.

         WHEREAS, Celsion, in order to ship Kits by June, 25 2004, expects by April 16, 2003 to have completed transfer of manufacturing to an alternative supplier and have completed a submission to the FDA for approval to change the manufacturer

         WHEREAS, Celsion through the process of changing the source supplier of the Catheter Kit expects to generate a substantial reduction in the purchase price of the Kits to meet a contractual BSC requirement that within 2 years from initial sales to customers the purchase price shall be reduced by 50% from the current price.

         WHEREAS, Celsion has primary goal of systematic value enhancement leading to a value realizing event in not more than 4 years and to achieve this Celsion wishes to strengthen its strategy and implementation; and strengthen its operational, organizational and management effectiveness

         WHEREAS, Consultant is willing to advise and assist Celsion on the basis set forth herein and for the consideration herein named.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

2. Services to be Performed.

         2.1 It is understood and agreed that Consultant implement and manage a process to ensure that Celsion meets Boston Scientific Corporation's requirements by June 25, 2004.

         2.2 It is understood and agreed that consultant will provide counsel on strategy, operational and organizational effectiveness, organizational development, recruiting and development of people, management coaching, ad hoc interim leadership and other management consulting as required by Celsion

         2.3 It is anticipated that the Consultant will work any amount of time necessary to provide the services agreed to herein including full time (5 days per week) if required from October 1, 2003 though April 30, 2004 to complete transfer of manufacturing and submission to the FDA by April 16, 2004.

         2.4 Subsequent to April 30, 2004 Consultant will work an amount of time as required by Celsion and agreed to by the Consultant that is sufficient to provide the services itemized in 2.1 and
                 2.2. It is anticipated that this should average 2 days per week

3.       Compensation. for the period October 11, 2003 through April 30, 2004
         --------------------------------------------------------------------

         Celsion shall compensate Consultant as follows:

         3.1 Consultant shall be compensated at a rate of $1,600 per day which amount shall be paid 70% in cash and 30% in shares of Celsion common stock ("Celsion Shares").

                 Celsion will make cash payments within 10 days of submission of an invoice by the Consultant. The amount of stock due in lieu of cash will be calculated by multiplying the total compensation (number of days worked multiplied by $1,600) by 30% and dividing the product of that calculation by the closing price of Celsion `s stock on the last trading day of each month. A stock certificate will be issued within 30 days of the end of each quarter for the total number of Celsion Shares due for the preceding quarter.


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

         3.2 Consultant understands that the stock certificates, or other instruments representing any of the Celsion Shares may bear legends substantially similar to the following:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be sold or otherwise disposed of except pursuant to an effective registration statement under such act and applicable exemption to the registration requirements of such act or such laws."

         3.3 As an incentive to ensure that transfer of manufacturing and submission to the FDA is completed by April 16, 2004 and that approval of the alternate manufacturer by the FDA no later than June 25, the Consultant will be eligible to receive a bonus of $40,000, payable 50% in cash and 50% in shares of Celsion common stock with a conversion price equal to the closing price of Celsion common stock on April 30, 2004. In the event the goal is not fully met the bonus shall be adjusted to an amount mutually agreed upon by the Consultant and Celsion

         3.4 Celsion will reimburse the Consultant for all out of pocket expenses incurred in the performance of the obligations under this agreement.

4        Compensation for the period subsequent to April 30, 2004
         --------------------------------------------------------

         Celsion shall compensate Consultant as follows:

         4.1 Consultant shall be compensated at a rate of $13,600 per month which amount shall be paid 70% in cash and 30% in shares of Celsion common stock (Celsion Shares).

                 Celsion will make cash payments within 10 days of submission of an invoice by the Consultant. The amount of stock due in lieu of cash will be calculated by multiplying $13,600 by 30% and dividing the product of that calculation by the closing price of Celsion `s stock on the last trading day of each month. A stock certificate will be issued within 30 days of the end of each quarter for the total number of Celsion Shares due for the preceding quarter.

         4.2 This compensation shall be subject to the terms of 3.2 and 3.4 above



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


IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures to be effective as of the date and year first above written.

CONSULTANT                                           CELSION CORPORATION



/s/Jacob L. Jacobson____________            By: /s/Anthony P. Deasey_________
--------------------------------                -----------------------------
Jacob L Jacobson                            Name:    Anthony P. Deasey
Consultant                                  Title:   Executive Vice President















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